Exhibit 4.2

FORM OF GLOBAL NOTE

This Security is a Book-Entry Security within the meaning of the Indenture hereinafter referred to and is registered in the name of BT Globenet Nominees Limited as nominee for the common depositary for Euroclear and Clearstream. This Security is not exchangeable for Securities registered in the name of a Person other than the Depository or its nominee except in the limited circumstances described in the Indenture, and no transfer of this Security (other than a transfer of this Security as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository) may be registered except in the limited circumstances described in the Indenture.

Unless this certificate is presented by an authorized representative of Deutsche Bank AG, London Branch, as common depositary for Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank SA/NV, as operator of the Euroclear System (the “Depository”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of BT Globenet Nominees Limited or in such other name as is requested by an authorized representative of the Depository (and any payment is made to BT Globenet Nominees Limited or to such other entity as is requested by an authorized representative of the Depository), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, BT Globenet Nominees Limited, has an interest herein.

THE PROCTER & GAMBLE COMPANY

ISIN: XS2810309224

Euroclear and Clearstream Common Code No.: 281030922

CUSIP: 742718 GJ2

No. [ ]

€[ ]

The Procter & Gamble Company, a corporation duly organized and existing under the laws of Ohio (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to BT Globenet Nominees Limited as nominee for the common depositary for Clearstream Banking, société anonyme, Luxembourg, and Euroclear Bank SA/NV, as operator of the Euroclear System, or registered assigns, the principal sum of [ ] (€[ ]) on April 29, 2034 (the “Stated Maturity”) and to pay interest thereon from and including April 29, 2024 or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, annually in arrears on April 29 of each year, commencing April 29, 2025, at the per annum rate of 3.200%, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the Business Day immediately preceding such Interest Payment Date; provided, however, that interest payable on any Maturity date shall be payable to the person to whom the principal of the Securities shall be payable.

Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Security will be made in euros at the office or agency of the Company maintained for that purpose in London; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto in whose name this Security (or one or more Predecessor Securities) are registered at the close of business on the Regular Record Date at such address as shall appear in the Security Register or by wire transfer of immediately available funds to an account specified in writing by such holder to the Company and the Trustee prior to the relevant record date.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: [ ]

THE PROCTER & GAMBLE COMPANY

By:
Name:
Title:

ATTEST:

By:
Name:
Title:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Authorized Officer

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of September 3, 2009 (herein called the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which the Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, which series is initially limited in aggregate principal amount to €850,000,000 subject to the provisions described herein under “Further Issues.”

Interest

This Security will bear interest at the rate of 3.200% per year. Interest on this Security is payable annually in arrears on April 29 of each year, and on any Maturity date (each, an “Interest Payment Date”), commencing April 29, 2025 and ending on any Maturity date, to the persons in whose names this Security is registered at the close of business on the Business Day immediately preceding the related Interest Payment Date; provided, however, that interest payable on any Maturity date shall be payable to the person to whom the principal of this Security shall be payable.

Interest payable on any Interest Payment Date or Maturity date shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to this Security) to, but excluding, such Interest Payment Date or Maturity date, as the case may be. If any Interest Payment Date is not a Business Day at the relevant place of payment, the related payment of interest will be made on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day. If the Maturity date or Redemption Date of this Security falls on a day that is not a Business Day at the relevant place of payment, the related payment of interest, if any, and principal and premium, if any, will be made on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day.

Where interest is to be calculated in respect of a period which is equal to or shorter than the relevant period for which interest is to be calculated (an “Interest Period”), it will be calculated on the basis of the actual number of days in the relevant period, from and including the date from which interest begins to accrue, to, but excluding, the date on which it falls due, divided by the number of days in the Interest Period in which the relevant period falls (including the first such day but excluding the last).

“Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or London and, for any place of payment outside of the City of New York or

London, in such place of payment, and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

The term “Maturity,” when used with respect to this Security, means the date on which the principal of this Security or an installment of principal becomes due and payable as herein provided or as provided in the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption, repayment or otherwise.

Optional Redemption

The Company will have the option to redeem the Securities, in whole or in part, at its option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Securities to be redeemed, plus accrued interest on the Securities to be redeemed to, but excluding, the date on which the Securities are to be redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed, not including any portion of these payments of interest accrued as of the date on which the Securities are to be redeemed, discounted to the date on which the Securities are to be redeemed on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate (as defined below), plus 15 basis points, plus accrued interest on the Securities to be redeemed to, but excluding, the date on which the Securities are to be redeemed.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Securities to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Securities to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

Notice of any redemption of the Securities shall be given in the manner and otherwise in accordance with the provisions of Section 1104 of the Indenture; provided, however, that notice of redemption shall be given by first class mail, postage prepaid, mailed not less than 10 nor more than 60 days prior to the Redemption Date, to each Holder of Securities to be redeemed, at his address appearing on the Security Register.

The Securities are also subject to redemption if certain events occur involving United States taxation, as described herein under “Tax Redemption.”

Additional Amounts

All payments of principal and interest in respect of this Security will be made free and clear of, and without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law.

In the event such withholding or deduction of Taxes is required by law, subject to the limitations described below, the Company will pay to the holder or beneficial owner of this Security that is not a U.S. Holder (as defined below) such additional amounts (“Additional Amounts”) as may be necessary in order that every net payment by the Company or any paying agent of principal of or interest on this Security (including upon redemption), after deduction or withholding for or on account of such Taxes, will not be less than the amount provided for in such Security to be then due and payable before deduction or withholding for or on account of such Taxes.

A “U.S. Holder” is defined as any beneficial owner of this Security that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or (iv) a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

However, the Company’s obligation to pay Additional Amounts shall not apply to:

(1) any Taxes which would not have been so imposed but for:

a. the existence of any present or former connection between such holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in a trade or business in the United States or being or having been present in the United States or having had a permanent establishment in the United States,

b. the failure of such holder or beneficial owner to comply with any requirement under United States tax laws and regulations to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any subsequent versions thereof or successor thereto), or

c. such holder’s or beneficial owner’s present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid U.S. federal income tax;

(2) any Taxes imposed by reason of the holder or beneficial owner:

a. owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of the Company’s stock,

b. being a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code or

c. being a controlled foreign corporation with respect to the United States that is related to the Company by stock ownership;

(3) any Taxes which would not have been so imposed but for the presentation by the holder or beneficial owner of such Security for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment of this Security is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holder or beneficial owner would have been entitled to such Additional Amounts on presenting such Security on any date during such 10-day period;

(4) any estate, inheritance, gift, sales, transfer, personal property, wealth, interest equalization or similar Taxes;

(5) any Taxes which are payable otherwise than by withholding from payment of principal of or interest on such Security;

(6) any Taxes which are payable by a holder that is not the beneficial owner of this Security, or a portion of this Security, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an Additional Amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;

(7) any Taxes required to be withheld by any paying agent from any payment of principal of or interest on any Security, if such payment can be made without such withholding by any other paying agent;

(8) any Taxes imposed under Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor provisions that are substantively comparable) and any current or future regulations or official interpretations thereof; or

(9) any combination of items (1), (2), (3), (4), (5), (6), (7) and (8).

For purposes of this section, the acquisition, ownership, enforcement or holding of or the receipt of any payment with respect to this Security will not constitute a connection (i) between the holder or beneficial owner and the United States or (ii) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States.

Any reference in this Security or the Indenture to principal or interest shall be deemed to refer also to Additional Amounts which may be payable under the provisions of this section.

The Company will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority therein with respect to the issuance of this Security.

Except as specifically provided in this Security, the Company will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority of or in the United States.

Tax Redemption

This Security may be redeemed at the Company’s option, in whole but not in part, at a redemption price equal to 100% of the principal amount of this Security to be redeemed, together with interest accrued and unpaid to the date fixed for redemption, at any time, on giving not less than 10 nor more than 60 days’ notice, if

(1) the Company has or will become obligated to pay Additional Amounts as a result of any change in or amendment to the laws, regulations or rulings of the United States or any political subdivision or any taxing authority of or in the United States affecting taxation, or any change in or amendment to an official application, interpretation, administration or enforcement of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after April 22, 2024, or

(2) any action shall have been taken by a taxing authority, or any action has been brought in a court of competent jurisdiction, in the United States or any political subdivision or taxing authority of or in the United States, including any of those actions specified in (1) above, whether or not such action was taken or brought with respect to the Company, or any change, clarification, amendment, application or interpretation of such laws, regulations or rulings shall be officially proposed, in any such case on or after April 22, 2024, which results in a substantial likelihood that the Company will be required to pay Additional Amounts on the next Interest Payment Date.

However, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be, in the case of a redemption for the reasons specified in (1) above, or there would be a substantial likelihood that the Company would be, in the case of a redemption for the reasons specified in (2) above, obligated to pay such Additional Amounts if a payment in respect of this Security were then due and at the time such notification of redemption is given such circumstances remain in effect.

Prior to the publication of any notice of redemption pursuant to this section, the Company will deliver to the Trustee under the Indenture:

(i) a certificate signed by one of the Company’s duly authorized officers stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right so to redeem have occurred, and

(ii) in the case of a redemption for the reasons specified in (1) or (2) above, a written opinion of independent legal counsel of recognized standing to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of such change or amendment or that there is a substantial likelihood that the Company will be required to pay such Additional Amounts as a result of such action or proposed change, clarification, amendment, application or interpretation, as the case may be.

Such notice, once delivered by the Company to the Trustee, will be irrevocable.

Events of Default

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Defeasance

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of this Security and (b) certain restrictive covenants and certain Events of Default upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.

Amendments

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of at least a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

Book Entry Security

This Security is a Book-Entry Security registered in the name of a nominee of a common depositary of the Depository. This Book-Entry Security is exchangeable for Securities registered in the name of a person other than the Depository or the nominee of its common depositary only in the limited circumstances hereinafter described. Unless and until it is exchanged in whole or in part for definitive Securities in certificated form, this Book-Entry Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository.

The Securities represented by this Book-Entry Security are exchangeable for definitive Securities in certificated form of like tenor as such Securities in denominations of €100,000 and integral multiples of €1,000 in excess thereof only if (i) the Company advises the Trustee in writing that the Depository is no longer willing or able to discharge its responsibilities properly and the Company is unable to locate a qualified successor within 90 days; (ii) an Event of Default has occurred and is continuing under the Indenture; or (iii) the Company, at its option, elects to terminate the book-entry system through the Depository. Any Securities that are exchangeable pursuant to the preceding sentence are exchangeable for certificated Securities issuable in authorized denominations and registered in such names as the Depository shall direct. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of definitive Securities in certificated form is registrable in the Security Register, upon surrender of the definitive Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on the definitive Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. Subject to the foregoing, this Book-Entry Security is not exchangeable, except for a Book-Entry Security or Book-Entry Securities of this issue of the same principal amount to be registered in the name of the Depository or its nominee.

Notices

So long as this Security is represented by this certificate and this certificate is held on behalf of Euroclear and Clearstream, Luxembourg, notices to Holders may be given by delivery of the relevant notice to Euroclear and Clearstream, Luxembourg, for communication by it to entitled accountholders in substitution for notification as required by the terms and conditions of this Security.

The Trustee will mail notices by first class mail, postage prepaid, to each registered holder’s last known address as it appears in the Security Register. The Trustee will only mail these notices to BT Globenet Nominees Limited, as the registered holder of the Securities, unless the Company reissues the Securities to holders or their nominees in fully certificated form.

Further Issues

The Company may from time to time, without notice to or the consent of the registered holders of the Securities, create and issue further notes ranking equally with the Securities in all respects. Such further notes may be consolidated and form a single series with the Securities and have the same terms as to status, redemption or otherwise as the Securities (other than the issue date of such further notes and first payment of interest following the issue date of such further notes).

Governing Law

The Indenture and Securities for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Miscellaneous

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.